Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-205095) of our report dated March 23, 2016 with respect to the consolidated balance sheets of People’s Utah Bancorp and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015.

/s/ TANNER LLC

Salt Lake City, Utah

March 23, 2016